Exhibit 4.6

POWERLIGHT CORPORATION

STOCK OPTION DOCUMENTS

FOR

ERIC HAFTER

ENCLOSURES:

1)	There are three sets of documents for the award of options to purchase 3,333 shares of the Common Stock of PowerLight Corporation at a price of $0.15 per share.

2)	Each set of documents is identical and includes one of each of the following:

a)	Non-Qualified Stock Option Agreement

b)	Market Standoff Agreement

c)	Stock Restriction Agreement

SIGNING INSTRUCTIONS:

At each tab there is required a signature of either:

d)	the Company and Eric Hafter; or

e)	Eric Hafter’s spouse.

DELIVERY OF DOCUMENTS:

1)	Eric Hafter should retain one fully executed original set of the documents.

2)	The Company should retain one fully executed original set of the documents.

3)	One fully executed original set of the documents should be returned to VSB for the Company’s records.

OPTION INSTRUCTIONS - ERIC HAFTER

POWERLIGHT CORPORATION

NON-QUALIFIED STOCK OPTION AGREEMENT

(Eric Hafter)

THIS NON-QUALIFIED STOCK OPTION AGREEMENT (“Agreement”) is made as of October 23, 2000, between ERIC HAFTER (“Optionee”) and POWERLIGHT CORPORATION (the “Company”), a California corporation.

RECITALS

A.	Optionee is an officer or director of the Company.

B.	The Company considers it desirable and in its best interests that Optionee be given an added incentive to advance the interests of the Company in the form of options to purchase Common Stock of the Company.

AGREEMENT

FOR GOOD AND VALUABLE CONSIDERATION, it is mutually agreed as follows:

1)	Grant of Options. The Company hereby grants to Optionee options to purchase from the Company, on the terms and conditions herein set forth, all or any part of THREE THOUSAND THREE HUNDRED THIRTY-THREE (3,333) shares (the “Option Shares”) of the Company’s authorized but unissued Common Stock, at the option price of FIFTEEN CENTS ($0.15) per share.

2)	Type of Stock Options. The options granted hereunder are non-qualified stock options and do not qualify as incentive stock options as that term is used in Section 422 of the Internal Revenue Code.

3)	Exercise of Options. The right to acquire Option Shares shall become vested and exercisable as follows:

Vesting Date	Cumulative Percentage of Option Shares Vested and Exercisable
October 23, 2000	A cumulative total of 40% of the Option Shares
October 1, 2001	A cumulative total of 60% of the Option Shares
October 1, 2002	A cumulative total of 80% of the Option Shares
October 1, 2003	A cumulative total of 100% of the Option Shares

In the event of a public offering by the Company of its Common Stock or a sale by the Company of all or substantially all of the assets of the Company, all then-unvested Option Shares shall immediately become vested and exercisable.

Vested options may be exercised by Optionee at any time and from time to time prior to the termination of the options as provided below in Section 5; provided, however, that vested options may be exercised from time to time only in minimum increments equal to the lesser of (i) the then unexercised vested options, or (ii) 25% of the original number of Option Shares covered by this Agreement, adjusted as provided below in Section 6.

The options granted hereunder shall not be transferable other than by Will or the laws of descent and distribution.

During Optionee’s lifetime, the options granted hereunder may only be exercised by Optionee.

4)	Method of Exercise of Options.

a)	The options granted hereunder shall be exercised by written notice delivered to the President or Secretary of the Company at its principal office specifying the number of Option Shares to be purchased and accompanied by a certified or cashier’s check payable to the order of the Company for the full purchase price of the Option Shares to be purchased.

b)	The Company may, in its sole discretion, accept other property (including its own shares of stock) in payment for the Option Shares to be purchased. If the exercise of the options is made in accordance with the provisions of this Agreement, the Company shall, as soon as practicable, deliver to Optionee a certificate or certificates for the Option Shares so purchased.

5)	Termination of Options. The options granted hereunder shall terminate upon the happening of the earliest of:

a)	Ten (10) years from the date of this Agreement;

b)	The expiration of three (3) calendar months from the date on which Optionee’s continuous status as an employee or director of the Company is terminated (except by reason of Optionee’s disability, or Optionee’s death);

c)	The expiration of one (1) year from the date on which Optionee’s continuous status as an employee or director of the Company is terminated by reason of Optionee’s disability or Optionee’s death; or

STOCK OPTION AGREEMENT - ERIC HAFTER

d)	The termination of the options as provided in Section 17 or 18 of this Agreement.

In the event the options granted hereunder are terminated pursuant to Section 5(a) or Section 5(b), above, the number of options that may be exercised during the three (3) month period set forth in Section 5(a), above, or the one (1) year period set forth in Section 5(b), above, is limited to that number of options which were exercisable on the date of the termination of Optionee’s continuous status as an employee or director of the Company. In the event of Optionee’s death while in the employ of (or while as a director of) the Company, Optionee’s legatee or legatees under Optionee’s last Will, Optionee’s personal representatives or Optionee’s distributees may exercise Optionee’s right to purchase Option Shares hereunder.

6)	Adjustments in Outstanding Options. The number of shares of Common Stock which may be acquired under this Agreement, as well as the price per share of Common Stock covered by this Agreement, shall be proportionately and equitably adjusted when, as and to the extent determined by the Board.

7)	Market Standoff and Stock Restriction Agreements. Simultaneously with the execution of this Agreement, Optionee has executed and delivered to the Company (a) a Market Standoff Agreement, and (b) a Stock Restriction Agreement.

8)	Rights as a Shareholder.

a)	From and after the date on which Optionee has taken all action required for the purchase of shares upon proper exercise of this Option, Optionee shall have the rights of a shareholder with respect to such shares, including, without limitation, voting rights and the rights (if any) of a common stock shareholder to participate in dividends.

b)	Optionee shall have no rights as a shareholder with respect to the unexercised portion of this Option (or shares covered thereby).

c)	Subject to the provisions of Section 6, above, no adjustment shall be made for dividends or other rights for which the record date is prior to the date on which Optionee has taken all action required for the purchase of shares upon proper exercise of this Option.

9)	No Increased Rights as an Employee or Director. Nothing in this Agreement shall confer upon Optionee any right to continue in the employ of, or as a director of, the Company or interfere in any way with the right of the Company to terminate Optionee’s employment or director services at any time (subject to the provisions of any applicable employment agreement).

10)	Representations of Optionee. In connection with the grant of the option rights hereunder and the purchase of any Option Shares under the provisions of this Agreement, Optionee hereby represents and warrants to the Company as follows:

a)	In General. Optionee either has a pre-existing business or personal relationship with the Company or one or more of its officers, directors or controlling persons or by reason of Optionee’s business or financial experience of the business or financial experience of Optionee’s professional advisors who are unaffiliated with and who are not compensated by the Company or any affiliate or selling agent of the Company, directly or indirectly, could be reasonably assumed to have the capacity to evaluate the merits and risks of an investment in the Company and to protect Optionee’s own interests in connection with the acquisition of the option rights hereunder and the purchase of Option Shares.

b)	Investment Intent; Capacity to Protect Interests.

i)	Optionee will be acquiring the option rights hereunder and, upon exercise of such option rights, will be acquiring Option Shares, only for Optionee’s own account for investment and not with a view to or for sale in connection with any distribution of the option rights or Option Shares or any portion thereof.

ii)	Optionee will only be acquiring such option rights or Option Shares without any present intention of selling, offering to sell or otherwise disposing of or distributing the option rights or Option Shares or any portion thereof in any transaction other than a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”).

iii)	The entire legal and beneficial interest of the option rights and Option Shares being purchased are, and will be, held for Optionee’s account only, and neither in whole or in part for any other person.

c)	Resident. Optionee’s principal residence is as set forth beneath Optionee’s signature to this Agreement.

d)	Information Concerning Company.

STOCK OPTION AGREEMENT - ERIC HAFTER

i)	Prior to the date of this Agreement Optionee has discussed the Company and its plans, operations and financial condition with the Company’s officers and has received all such information as Optionee has deemed necessary and appropriate to enable Optionee to evaluate the financial risk inherent in this Agreement and Optionee has received satisfactory and complete information concerning the business and financial condition of the Company in response to all inquiries in respect thereof.

ii)	Prior to the exercise of any option rights hereunder, Optionee will have discussed the Company and its plans, operations and financial condition with the Company’s officers and will have received all such information as Optionee deems necessary and appropriate to enable Optionee to evaluate the financial risk inherent in making an investment in the Option Shares, and Optionee will have received satisfactory and complete information concerning the business and financial condition of the Company in response to all inquiries in respect thereof.

e)	Economic Risk. Optionee realizes that the purchase of Option Shares will be a highly speculative investment and involves a high degree of risk, and Optionee will not acquire any Option Shares unless Optionee is able, without impairing his or her financial condition, to hold the Option Shares for an indefinite period of time and to suffer a complete loss on Optionee’s investment.

f)	Restricted Securities. Optionee understands and acknowledges that:

i)	The sale of the Option Shares will not have been registered under the Securities Act, and the Option Shares must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available (such as Rule 144 or the resale provisions of Rule 701 under the Securities Act) and the Company is under no obligation to register the Option Shares;

ii)	The share certificate representing the Option Shares will be stamped with the legends specified in this Agreement or under applicable law; and

iii)	The Company will make a notation in its records of the aforementioned restrictions on transfer and legends.

g)	Disposition under the Securities Act. Optionee understands that the Option Shares will be restricted securities within the meaning of Rule 144 promulgated under the Securities Act; that the exemption from registration under Rule 144 will not be available in any event for at least one (1) year from the date of purchase of the Option Shares (unless Rule 701 promulgated under the Securities Act is available), and even then will not be available unless (i) a public trading market then exists for the Common Stock of the Company, (ii) adequate information concerning the Company is then available to the public, and (iii) other terms and conditions of Rule 144 are complied with; and that any sale of the Option Shares may be made only in limited amounts in accordance with such terms and conditions. Optionee further understands that the resale provisions of Rule 701, if available, will not apply until ninety (90) days after the Company becomes subject to the reporting obligations under the Securities Exchange Act of 1934 (the “Exchange Act”). There can be no assurance that the requirements of Rule 144 or Rule 701 will be met, or that the stock will ever be saleable.

h)	Further Limitations on Disposition. Without in any way limiting Optionee’s representations set forth above, Optionee further agrees that Optionee shall in no event make any disposition of all or any portion of the Option Shares unless and until:

i)	The Option Shares proposed to be transferred shall no longer be subject to the restrictions set forth in the Market Standoff Agreement and the Stock Restriction Agreement.

ii)	One of the following conditions is satisfied:

(1)	There is then in effect a Registration Statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with said Registration Statement.

(2)	The resale provisions of Rule 701 or Rule 144 are available in the opinion of counsel to the Company.

(3)	Optionee shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition; Optionee shall have furnished the Company with an opinion of Optionee’s counsel to the effect that such disposition will not require registration of such Option Shares under the Securities Act; and such opinion of Optionee’s counsel shall have been concurred with by counsel for the Company and the Company shall have advised Optionee of such concurrence.

STOCK OPTION AGREEMENT - ERIC HAFTER

11)	Dissolution, Liquidation or Asset Sale.

a)	In the event of any of the following events (a “Company Termination Event”):

i)	the proposed dissolution or liquidation of the Company, or

ii)	the proposed sale of all or substantially all of the assets of the Company,

iii)	the Board shall notify Optionee as soon as practicable prior to the effective date of such Company Termination Event.

b)	The Board in its discretion may provide for Optionee to have the right to exercise his rights hereunder until fifteen (15) days prior to such Company Termination Event as to all of the Option Shares covered by this Agreement, including Option Shares which would not otherwise be exercisable. The Board need not extend the same rights to all holders of options granted by the Company.

c)	To the extent any the right to acquire any Option Shares under this Agreement has not been previously exercised, such right will terminate immediately prior to the consummation of such proposed Company Termination Event.

12)	Merger. In the event of a merger of the Company with or into another corporation in which the Company is not the surviving entity (a “Merger”):

a)	The Board shall attempt to have the surviving entity in the Merger either:

i)	assume the outstanding obligations of the Company under this Agreement; or

ii)	replace the outstanding Option Shares with equivalent awards which provide substantially equivalent benefits to Optionee as are provided to the shareholders of the Corporation (after taking into account the existing provisions of this Agreement, including, without limitation, vesting schedules, repurchase rights, exercise prices and the like).

b)	In the event that the surviving entity in the Merger is unwilling to assume the outstanding obligations of the Company under this Agreement or replace the outstanding Option Shares as provided above:

i)	The Board in its discretion may provide for Optionee to have the right to exercise his rights hereunder until fifteen (15) days prior to the closing of such Merger as to all of the Option Shares covered by this Agreement, including Option Shares which would not otherwise be exercisable. The Board need not extend the same rights to all holders of options granted by the Company.

ii)	To the extent any right to acquire any Option Shares under this Agreement has not been previously exercised, any right will terminate immediately prior to the consummation of the Merger.

13)	Legends. Stock certificates issued upon exercise of options granted hereunder may contain such legends as the Company may deem appropriate in order to comply with (a) applicable state and federal securities laws and other laws, (b) this Agreement, or (c) the Bylaws of the Company.

14)	Prohibition Against Transfer and Assignment. Neither this Agreement nor any of Optionee’s rights, interests and benefits hereunder may be assigned, transferred, pledged or hypothecated in any way by Optionee (except as set forth herein upon Optionee’s death, by Will or by the laws of descent and distribution) and shall not be subject to execution, attachment or similar process. Any attempt to assign, transfer, pledge, hypothecate or otherwise dispose of such rights, interests and benefits contrary to the foregoing provisions, or the levy or any attachment or similar process thereupon, shall be null and void and without effect.

15)	Attorneys’ Fees. In the event of any litigation between the parties hereto with respect to the subject matter hereof, the unsuccessful party to such litigation shall pay to the successful party all costs and expenses, including reasonable attorneys’ fees, incurred by the successful party.

16)	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and to be performed entirely within the State of California by residents of the State of California. The parties agree that the exclusive jurisdiction and venue of any action with respect to this Agreement shall be in the Superior Court of California for Alameda County or the United States District Court for the Northern District of California, and each of the parties hereby submits itself to the exclusive jurisdiction and venue of such courts for the purpose of such action. The parties agree that service of process in any such action may be effected by delivery of the summons to the parties in the manner provided for delivery of notices set forth in this Agreement.

STOCK OPTION AGREEMENT - ERIC HAFTER

17)	Binding Effect. Subject to the limitations set forth above in Section 13, this Agreement shall be binding upon and inure to the benefit of the Company and Optionee and their respective heirs, legal representatives, executors, administrators, successors and assigns.

18)	Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, among the parties with respect to the subject matter hereof.

19)	Amendment. This Agreement may be amended at any time prior to the death of the Optionee only by a written agreement executed by Optionee and the Company.

20)	Execution in Triplicate. This Agreement is being executed in triplicate. However, such triplicate originals of this Agreement represent only one grant of Options under this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written

OPTIONEE:	THE COMPANY:

POWERLIGHT CORPORATION,
Eric Hafter	a California corporation
By
Thomas Dinwoodie, President

	Address:	PowerLight Corporation
2954 San Pablo Blvd.
Berkeley, CA 94710
Attn: President

STOCK OPTION AGREEMENT - ERIC HAFTER

POWERLIGHT CORPORATION

MARKET STANDOFF AGREEMENT-ERIC HAFTER

THIS MARKET STANDOFF AGREEMENT (the “Agreement”) is made and entered into as of October 23, 2000, by and between POWERLIGHT CORPORATION (the “Company”), a California corporation, and ERIC HAFTER (“Optionee”). The Company and Optionee recite and agree as follows:

RECITALS

A.	The Company has granted Optionee options or rights (in either case, the “Rights”) to purchase shares of the Common Stock of the Company pursuant to one or more Stock Option Agreements or a Restricted Stock Purchase Agreements (in either case, the “Stock Agreements”).

B.	As used herein, the term “Shares” means (1) any shares of the Common Stock of the Company issued on exercise of any of the Stock Agreements, and (2) any other stock or securities issued or distributed by the Company on account of any such shares, whether by reason of stock dividend, stock split, recapitalization, reorganization, exchange of shares or otherwise.

C.	As a condition for the grant of the Rights, the Company has required that Optionee execute this Agreement.

FOR VALUABLE CONSIDERATION, the Company and Optionee hereby agree as follows:

1)	Market Standoff. If so requested by the Company or any representative of the underwriters in connection with any registration of the offering of any securities of the Company under the Securities Act of 1933, as amended (the “Act”), Optionee shall not sell or otherwise transfer any Shares or other securities of the Company during the 120-day period following the effective date of a registration statement of the Company filed under the Act; provided, however, that such restriction shall only apply to the first registration statement of the Company to become effective under the Act which includes securities to be sold on behalf of the Company to the public in an underwritten public offering. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such 120-day period.

2)	Stock Ledger Notation and Legend. Optionee agrees that the Company shall make a notation in the stock ledger of the Company that the Shares are subject to the provisions of this Agreement and that the Company may place a legend on all certificates evidencing the Shares in the following form:

THE TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS RESTRICTED PURSUANT TO THE TERMS OF A MARKET STANDOFF AGREEMENT DATED October 23, 2000 BETWEEN THE COMPANY AND THE REGISTERED OWNER OF THIS CERTIFICATE, A COPY OF WHICH IS ON FILE AT THE OFFICES OF THE COMPANY.

3)	Binding Effect. Subject to the limitations set forth in this Agreement, this Agreement shall be binding upon, and inure to the benefit of, the executors, administrators, heirs, legal representatives, successors and assigns of the parties hereto.

4)	Damages. Optionee shall be liable to the Company for all costs and damages, including incidental and consequential damages, resulting from a disposition of Shares which is not in conformity with the provisions of this Agreement.

5)	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and to be performed entirely within the State of California by residents of the State of California. The parties agree that the exclusive jurisdiction and venue of any action with respect to this Agreement shall be in the Superior Court of California for Alameda County or the United States District Court for the Northern District of California, and each of the parties hereby submits itself to the exclusive jurisdiction and venue of such courts for the purpose of such action. The parties agree that service of process in any such action may be effected by delivery of the summons to the parties in the manner provided for delivery of notices set forth below.

6)	Notices. All notices and other communications under this Agreement shall be in writing. Unless and until Optionee is notified in writing to the contrary, all notices, communications and documents directed to the Company and related to the Agreement, if not delivered by hand, shall be mailed, addressed to the Company at the address set forth in the Company’s signature block below. Unless and until the Company is notified in writing to the contrary, all notices, communications and documents intended for Optionee and related to this Agreement, if not delivered by hand, shall be mailed to Optionee’s last known address as shown on the Company’s books. Notices and communications shall be mailed by registered or certified mail, return receipt requested, postage prepaid.

MARKET STANDOFF AGREEMENT - ERIC HAFTER

7)	Amendment. This Agreement may be amended, modified or terminated by written agreement between the Company and Optionee, without the requirement of consent of any other shareholder or optionee of the Company or any third party.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

THE COMPANY:	OPTIONEE:

POWERLIGHT CORPORATION,
a California corporation	Eric Hafter

By:
Thomas Dinwoodie, President

Address:	PowerLight Corporation
2954 San Pablo Blvd.
Berkeley, CA 94710
Attn: President

SPOUSAL CONSENT

The undersigned (“Consenting Spouse”) (a) is the spouse of the Optionee named above, and (b) has read and understands the foregoing Market Standoff Agreement (the “Agreement’). The Consenting Spouse hereby consents to the Agreement and agrees to cooperate in enabling his or her spouse to meet all his or her obligations provided in the Agreement. The Consenting Spouse understands that the Company (as defined in the Agreement) is relying upon this consent in entering into the Agreement and in not taking further steps to protect its interests.

Ann S. Hafter

Date: ,

MARKET STANDOFF AGREEMENT - ERIC HAFTER

POWERLIGHT CORPORATION

STOCK RESTRICTION AGREEMENT-ERIC HAFTER

THIS STOCK RESTRICTION AGREEMENT (“Agreement”) is entered into effective as of October 23, 2000, by and between (a) POWERLIGHT CORPORATION (the “Company”), a California corporation, and (b) ERIC HAFTER (“Optionee”). The Company and Optionee recite and agree as follows:

RECITALS

A.	The Company has granted Optionee options or rights (in either case, the “Rights”) to purchase shares of the Common Stock of the Company pursuant to one or more Stock Option Agreements or a Restricted Stock Purchase Agreements (in either case, the “Stock Agreements”).

B.	As used herein, the term “Shares” means (1) any shares of the Common Stock of the Company issued on exercise of any of the Stock Agreements, and (2) any other stock or securities issued or distributed by the Company on account of any such shares, whether by reason of stock dividend, stock split, recapitalization, reorganization, exchange of shares or otherwise.

C.	As a condition for the grant of the Rights, the Company has required that Optionee execute this Agreement so as to provide (1) an option in favor of the Company to repurchase any of the Shares in the event that Optionee’s employment with or consultancy to the Company (or any Parent or Subsidiary of the Company) is terminated for any reason, and (2) to give the Company a right of first refusal in the case of any transfer of Shares.

AGREEMENT

NOW, THEREFORE, the Company and Optionee recite and agree as follows:

1)	Repurchase Right. The Company shall have, and Optionee hereby grants to the Company, the option to repurchase part or all of the Shares on the terms set forth below:

a)	In the event that Optionee’s employment with or consultancy to the Company (or any Parent or Subsidiary of the Company) is terminated for any reason (whether with or without cause, or by reason of Optionee’s death, disability or otherwise) the Company shall have an option to repurchase the Shares on the terms set forth below.

b)	The Company may exercise its repurchase option rights under this Agreement by written notice of exercise to Optionee (or Optionee’s Representative) given at any time prior to the later of (1) the date which is sixty (60) days after the date of the termination of Optionee’s employment with or consultancy to the Company (or any Parent or Subsidiary of the Company), or (2) the date which is sixty (60) days after the expiration of any and all remaining exercise or purchase rights under the Stock Agreements.

c)	The Company’s written notice of exercise shall (i) make reference to this Agreement, (ii) specify the number of Shares being repurchased and (iii) specify the Company’s good faith determination of the repurchase price for the Shares to be repurchased.

d) The repurchase price for any Shares acquired by the Company under this Section 1 shall be an amount equal to the greater of the following:

i)	the original purchase price for the Shares to be purchased as paid by Optionee to the Company; or

ii)	the aggregate fair market value of the Shares being repurchased as of the date of the termination of Optionee’s employment with or consultancy to the Company (or any Parent or Subsidiary of the Company), determined by agreement of the parties or, in the absence of any such agreement, by arbitration as provided below.

The parties acknowledge the difficulty and uncertainty in determining the fair market value of shares of stock of a private company such as the Company. Accordingly, for purposes of ease of administration and the elimination of uncertainty, the parties agree that, for purposes of this Agreement, the per-share fair market value of the Company’s Common Stock shall be determined by dividing:

(A)	the One Hundred and Seventy-Five Percent (175%) of the Company’s net book value as reflected on the Company’s financial statements for the month ended immediately prior to the date that Optionee’s employment with or consultancy to the Company (or any Parent or Subsidiary of the Company) is terminated for any reason (whether with or without cause, or by reason of Optionee’s death, disability or otherwise), and

STOCK OPTION AGREEMENT - ERIC HAFTER

(B)	the aggregate number of issued and outstanding shares of the Company’s Common Stock computed on a fully-diluted basis on such date (i.e., with the addition of all shares of Common Stock issuable upon exercise of issued and outstanding options, whether or not then vested and exercisable, all shares of Common Stock issuable upon conversion of issued and outstanding Preferred Stock or other convertible securities of the Company).

e)	The closing for the Company’s repurchase of Shares shall take place within ten (10) days of the date on which the repurchase price is determined by the Company. The repurchase price shall be paid by the Company in cash (or by cancellation of any purchase money indebtedness of Optionee owing to the Company in connection with the purchase of any of the Shares) at the closing.

f)	The term “Optionee’s Representative” means, in the event of Optionee’s death, the executor or executrix under Optionee’s Will, the administrator of Optionee’s estate or Optionee’s other legal personal representative.

2)	Right of First Refusal.

a)	If Optionee receives an offer, whether or not solicited, from a person or entity to purchase all or any portion of the Shares, and if Optionee is willing to accept the offer, Optionee shall give written notice (the “Notice of Proposed Transfer”) to the Company specifying:

i)	the number of the Shares proposed to be transferred (the “Offered Shares”);

ii)	the amount and terms of the offer;

iii)	the identity, address and telephone number, of the proposed transferee; and

iv)	Optionee’s willingness to accept the offer.

b)	The Company shall have the option, exercisable within sixty (60) days after the date of the Notice of Proposed Transfer (the “Option Period”), to purchase all, but not less than all, of the Offered Shares from Optionee at the same price and on the same terms as those specified in the Notice of Proposed Transfer.

c)	In the event that the Company does not exercise its option under this Section 2, then, subject to compliance with all applicable state and federal securities laws, Optionee may transfer the Shares specified in the Notice of Proposed Transfer to the person and for the consideration specified in the Notice of Proposed Transfer; provided, however, that (i) such transfer must occur within sixty (60) days of the expiration of the Option Period (if the transfer does not occur within such sixty (60) day period, Optionee must give to the Company a new Notice of Proposed Transfer, thereby starting a new Option Period) and (ii) such transferee signs and delivers to the Company an agreement to be bound by all of the provisions of this Agreement (including, without limitation, the Company’s option to repurchase the Shares upon termination of Optionee’s employment with or consultancy to the Company (or any Parent or Subsidiary of the Company) and any Market Standoff Agreement(s) between Optionee and the Company.

3)	Major Transaction.

a)	The Company’s rights under Section 1 and Section 2 of this Agreement shall terminate upon the occurrence of a “Major Transaction,” as defined below.

b)	As used in this Agreement, the term “Major Transaction” means any of the following:

i)	the dissolution of the Company;

ii)	the sale by the Company of all or substantially all of its assets;

iii)	a merger or consolidation involving the Company, in which the Company is not the surviving corporation;

iv)	the sale, exchange or other disposition (whether by merger, triangular merger or otherwise) of all or substantially all of the stock of the Company; or

v)	the first registered public offering of the Common Stock of the Company.

4)	Limited Transferability. Optionee shall not sell, transfer, assign, convey or encumber any part or all of the Shares, either voluntarily or involuntarily or by operation of law, except with the prior written consent of the Company; provided, however, that the prior written consent of the Company shall not be required for any such sale, transfer, assignment, conveyance or encumbrance occurring after a “Major Transaction.” Any attempted disposition of any of the Shares made in violation of the terms of this Agreement shall automatically be void. Any transferee of any of the Shares shall take subject to all of the terms and provisions of this Agreement.

5)	Legend. Each certificate representing the Shares shall bear the following legend:

STOCK OPTION AGREEMENT - ERIC HAFTER

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS BY A STOCK RESTRICTION AGREEMENT DATED AS OF October 23, 2000 BETWEEN THE COMPANY AND THE REGISTERED OWNER OF THE SHARES, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

Optionee agrees to submit to the Company, from time to time, the stock certificate(s) for the Shares so that the legend set forth above (and any other legends required by law) may be printed on such certificate(s).

6)	Continued Right as Employee. Nothing in this Agreement shall be interpreted or applied so as to give Optionee any right to become or remain an employee of or consultant to the Company (or any Parent or Subsidiary of the Company).

7)	Notices. All notices and other communications under this Agreement shall be in writing. Unless and until Optionee is notified in writing to the contrary, all notices, communications and documents directed to the Company and related to the Agreement, if not delivered by hand, shall be mailed, addressed to the Company at the address set forth in the Company’s signature block below. Unless and until the Company is notified in writing to the contrary, all notices, communications and documents intended for Optionee and related to this Agreement, if not delivered by hand, shall be mailed to Optionee’s last known address as shown on the Company’s books. Notices and communications shall be mailed by registered or certified mail, return receipt requested, postage prepaid.

8)	Issuances of Stock. Nothing in this Agreement shall (a) preclude or limit the right of the Company to issue additional stock or other securities, or (b) give Optionee any preemptive or other right to acquire any such additional stock or other securities.

9)	Attorneys’ Fees. In the event of any litigation between the parties hereto with respect to the subject matter hereof, the unsuccessful party to such litigation agrees to pay to the successful party all costs and expenses, including reasonable attorneys’ fees, incurred by the successful party.

10)	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and to be performed entirely within the State of California by residents of the State of California. The parties agree that the exclusive jurisdiction and venue of any action with respect to this Agreement shall be in the Superior Court of California for Alameda County or the United States District Court for the Northern District of California, and each of the parties hereby submits to the exclusive jurisdiction and venue of such courts for the purpose of any such action. The parties agree that service of process in any such action may be effected by delivery of the summons to the parties in the manner provided for delivery of notices set forth above.

11)	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and Optionee and their respective heirs, legal representatives, executors, administrators, successors and assigns.

12)	Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, among the parties with respect to the subject matter hereof.

13)	Amendment. This Agreement may be amended at any time by a written agreement executed by the Company and Optionee.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

THE COMPANY:	OPTIONEE:

POWERLIGHT CORPORATION,
a California corporation	Eric Hafter

By
Thomas Dinwoodie, President

Address:	PowerLight Corporation
2954 San Pablo Blvd.
Berkeley, CA 94710
Attn: President

STOCK RESTRICTION AGREEMENT - ERIC HAFTER

SPOUSAL CONSENT

The undersigned (“Consenting Spouse”) (a) is the spouse of the Optionee named above, and (b) has read and understands the foregoing Stock Restriction Agreement (the “Agreement”). The Consenting Spouse hereby consents to the Agreement and agrees to cooperate in enabling his or her spouse to meet all his or her obligations provided in the Agreement. The Consenting Spouse is aware that, by the provisions of the Agreement, Optionee has agreed to sell part or all of the Shares (as defined in the Agreement), including any community interest of the Consenting Spouse in the Shares, on the occurrence of certain events. The Consenting Spouse understands that the Company (as defined in the Agreement) is relying upon this consent in entering into the Agreement and in not taking further steps to protect its interests.

Ann S. Hafter

Date: ,

STOCK RESTRICTION AGREEMENT - ERIC HAFTER